                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   Under the Securities Exchange Act of 1934

                             (Amendment No. 5 )/1/


                           Patterson Dental Company
                           ------------------------
                               (Name of Issuer)

                        Common Stock,   $.01 par value
                        ------------------------------
                        (Title of Class of Securities)

                                  703412 10 6
                                  -----------
                                (CUSIP Number)



    /1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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                                      13G
CUSIP No.   703412 10 6                                        Page 2 of 4 Pages
-----------------------                                        -----------------

--------------------------------------------------------------------------------
     1)  Name of Reporting Persons
         S.S. or I.R.S. Identification No. of Above Persons

         Peter L. Frechette
--------------------------------------------------------------------------------
     2)  Check the Appropriate Box if a Member of a Group*

         / / (a)

         / / (b)

                    Not Applicable
--------------------------------------------------------------------------------
     3)  SEC Use only

--------------------------------------------------------------------------------
     4)  Citizenship or Place of Organization

         U.S.A.
--------------------------------------------------------------------------------
Number               5)  Sole Voting Power
of
Shares                   1,824,209
Beneficially         -----------------------------------------------------------
Owned                6)  Shared Voting Power
by
Each                     897
Reporting            -----------------------------------------------------------
Person               7)  Sole Dispositive Power
With
                         1,824,209
                     -----------------------------------------------------------
                     8)  Shared Dispositive Power

                         -0-
--------------------------------------------------------------------------------
     9)  Aggregate Amount Beneficially Owned by Each Reporting Person

         1,825,106
--------------------------------------------------------------------------------
    10)  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*


--------------------------------------------------------------------------------
    11)  Percent of Class Represented by Amount in Row 9

         8.6%
--------------------------------------------------------------------------------
    12)  Type of Reporting Person*

         IN
--------------------------------------------------------------------------------

* See Instructions Before Filling Out

ITEM 1.

     (a)  Name of Issuer:

          Patterson Dental Company

     (b)  Address of Issuer's Principal Executive Office:

          1031 Mendota Heights Road
          St. Paul, Minnesota 55120

ITEM 2.

     (a)  Name of Person Filing:

          Peter L. Frechette

     (b)  Address of Principal Business Office:

          1031 Mendota Heights Road
          St. Paul, Minnesota 55120

     (c)  Citizenship:

          U.S.A.

     (d)  Title of Class of Securities:

          Common Stock, $.01 par value

     (e)  CUSIP Number:

          703412 10 6

ITEM 3.   Not Applicable

ITEM 4.   Ownership

     (a)  Amount beneficially owned as of December 31, 1997

          1,825,106

     (b)  Percent of Class:

          8.6%

     (c)  Number of Shares as to Which Such Person Has:

          (i) Sole power to vote or direct the vote:

              1,824,209

         (ii) shared power to vote or direct the vote:

              897

        (iii) sole power to dispose or direct the disposition of:

              1,824,209

         (iv) shared power to dispose or to direct the disposition of:

              0

ITEM 5.   Not applicable

ITEM 6. The shares listed in response to Item 4(a) include 897 shares of Common Stock allocated to the Patterson Dental Company Employee Stock Ownership Plan ("ESOP") account of the reporting person. With respect to such shares, First Trust, N.A., as trustee for the ESOP, has the right to receive and the power to direct the receipt of dividends therefrom.

ITEM 7.   Not applicable

ITEM 8.   Not applicable

ITEM 9.   Not applicable

ITEM 10.  Not applicable

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    Dated:    February 13,  1998


                                    /s/ Peter L. Frechette
                                    ---------------------------------------
                                    Peter L. Frechette



                                  PAGE 4 OF 4